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                                                                    Exhibit 99.2

CONTACT:    VORNADO OPERATING COMPANY

            JOSEPH MACNOW
            (201) 587-1000

            CRESCENT OPERATING INC.

            JEFFREY L. STEVENS
            (817) 339-2210

                                    [Vornado Operating Company logo]
                                    Park 80 West, Plaza II
                                    Saddle Brook, New Jersey 07663

FOR IMMEDIATE RELEASE - March 17, 1999

      SADDLE BROOK, NEW JERSEY: VORNADO OPERATING COMPANY (AMEX: VOO) and CRESCENT OPERATING INC. (NASDAQ: COPI) today announced that they have formed a new partnership that has purchased all of the non-real estate assets of AmeriCold Logistics encompassing the operations of the cold storage business for approximately $48 million from a partnership owned by VORNADO REALTY TRUST (NYSE: VNO) and CRESCENT REAL ESTATE EQUITIES COMPANY (NYSE: CEI). This new partnership will lease the underlying cold storage warehouses used in this business from the partnership of Vornado Realty Trust and Crescent Real Estate Equities Company which continues to own the real estate.

      Vornado Operating Company owns 60% and Crescent Operating Inc. owns 40% of the new partnership. AmeriCold Logistics is the nation's largest provider of cold storage warehousing and transportation logistics to the frozen food industry. AmeriCold Logistics provides a nationwide network of warehouses to service its customers.

      Vornado Operating Company, which is based in Saddle Brook, New Jersey, was formed to own operating businesses. The above purchase is Vornado Operating Company's initial investment in an operating business.

      Crescent Operating Inc. is a real estate management company which owns, leases or operates a portfolio of assets consisting of six full-service hotels and two destination health and fitness resorts, a 50% interest in Charter Behavioral Health Systems, LLC, an interest in refrigerated warehouses facilities, an interest in three real estate development corporations, and a heavy equipment sales and leasing business.